Worthington Industries Announces New Reporting Segments

COLUMBUS, Ohio, June 10, 2021 -- Worthington Industries, Inc. (NYSE:WOR) today announced that the Company divided its Pressure Cylinders segment into three new reporting segments: Consumer Products, Building Products and Sustainable Energy Solutions, effective June 1, 2021, the start of the Company’s new fiscal year.  The three new reporting segments are in addition to its Steel Processing segment.

“The new reporting structure is a natural evolution of our business strategy as we have aligned around several attractive markets over the last few years to reshape the business for increased earnings growth,” said President and CEO Andy Rose.  “This change will enable our leadership teams to build and execute better, more focused strategies while providing increased transparency for investors.  As we allocate capital to high return opportunities in these end markets, we will continue to leverage Transformation, Innovation and M&A to drive additional value.”

Consumer Products is comprised of brands that offer market-leading products in the tools, outdoor living and celebrations end-markets with brands that include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, General®, Garden-Weasel®, Pactool International® and Hawkeye™.

Building Products has market-leading positions in commercial and residential construction products, water systems, heating & cooling solutions and other specialty offerings.  The Building Products segment results will also now include equity income from the Company’s commercial construction joint ventures WAVE and ClarkDietrich.

Sustainable Energy Solutions, based in Europe, is dedicated to offering on-board fueling systems and services, as well as gas containment solutions and services for the storage, transport and distribution of industrial gases, supporting the growing hydrogen ecosystem and adjacent sustainable energies like compressed natural gas.

Steve Caravati has been named president of Consumer Products continuing his role leading the consumer products business unit.  Eric Smolenski, previously president of Pressure Cylinders, will continue as president of Building Products and Sustainable Energy Solutions.  Timo Snoeren, previously general manager of the Company’s European high-pressure cylinders business will lead the development of the Sustainable Energy Solutions business as vice president and John H. McConnell II, previously business director of the North American high pressure cylinders business, will fill a new role as vice president of global business development, working closely with Snoeren, to build out the global strategy and footprint in the sector, both reporting to Smolenski.

The Company will begin reporting results under the new segment structure in the first quarter of fiscal 2022, which began June 1, 2021 and ends August 31, 2021.  Comparative prior periods will also be

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Worthington Industries

June 10, 2021

updated to reflect the new segment structure.  A presentation with more information on the new segmentation can be found on the investor relations section of the Company’s website.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 53 facilities in 15 states and seven countries, sells into over 90 countries and employs approximately 8,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks, uncertainties and impacts described from time to time in the Company's filings with the Securities and Exchange Commission, including those related to COVID-19 and the various actions taken in connection therewith, which could also heighten other risks.

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